FOR IMMEDIATE RELEASE

June 29, 2006

Contact:

Rosemarie Faccone

Susan Jordan

(732) 577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

CLOSES ON NEW $25 MILLION  LINE OF CREDIT

Freehold, NJ, June 29,  2006

Monmouth Real Estate Investment Corporation (NASDAQ/NMS:MNRTA) is pleased to announce that on June 28, 2006, it closed on a $25,000,000 line of credit with North Fork Bank, which is headquartered in Melville, New York. $5 Million of the line is designated for working capital purposes and $20 million is to be used for property acquisitions.

Upon completion of the closing, Cynthia J. Morgenstern, Executive Vice President of Monmouth stated, “This credit facility will provide us with immediate funding, which will be of critical importance in today’s competitive real estate market.  It will enable us to act quickly and decisively in order to take advantage of some of the more attractive acquisition opportunities presented to Monmouth, thereby increasing the value of our portfolio for our shareholders.  We are looking forward to a long and successful relationship with North Fork. Bank.”

According to James Meicke, Vice President of North Fork Bank, “North Fork is ecstatic about the opportunity to provide Monmouth Real Estate Investment Corporation with this $25 million line of credit, which will facilitate Monmouth’s ability to execute agreements on additional acquisitions, thus enabling the corporation to continue expanding its impressive portfolio of industrial properties net-leased to high quality tenants.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s equity portfolio consists of forty industrial properties and one shopping center located in New Jersey, New York, Connecticut, Maryland, Michigan, Mississippi, Missouri, Massachusetts, Iowa, Illinois, Nebraska, North Carolina, South Carolina, Kansas, Pennsylvania, Florida, Virginia, Ohio,  Wisconsin, Arizona, Georgia, Colorado and Alabama.  In addition, the Company owns a portfolio of REIT securities.

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